Exhibit 99.1


Ibis Technology Names William J. Schmidt Chief Financial Officer

    DANVERS, Mass.--(BUSINESS WIRE)--May 5, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced the appointment of William J. Schmidt, 49, as chief financial officer, treasurer and clerk, effective May 10, 2004. He joins Ibis Technology with over 25 years experience in financial management with several multi-national, publicly held companies in technology based industries.
    Martin J. Reid, president and chief executive officer of Ibis Technology Corporation, said, "We are pleased to have Bill Schmidt join us as CFO. He brings a strong background in financial management with technology based firms, which will be a great asset to the company as we drive to grow our equipment business. We welcome Bill to Ibis and look forward to his contributions."
    Prior to joining Ibis, Schmidt was vice president of finance and corporate controller at High Voltage Engineering Corporation, where he was responsible for the overall financial management of this $300 million capital equipment manufacturer. Prior to joining High Voltage, Schmidt served in senior level financial positions including vice president of finance and CFO roles at the operations of several leading technology companies including PRI Automation (Brooks), PerkinElmer and Philips Electronics Corporation where he led major initiatives focused on growth and improved earnings through strategic acquisition, financial restructuring, operational and working capital efficiencies, and cost reduction programs. Mr. Schmidt holds a master's degree in business from Fairleigh Dickinson University and a bachelor's degree in finance from West Virginia University.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also a leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    CONTACT: Ibis Technology Corporation
             Martin J. Reid, 978-777-4247
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184